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Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the captions "Summary Historical and Unaudited Pro Forma Consolidated Financial Data," "Selected Financial Data," and "Experts" and to the use of our reports dated February 24, 2005 (except Note 14, as to which the date is September    , 2005), in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-124459) and related Prospectus of Williams Scotsman International, Inc. dated September 2, 2005.

Ernst & Young LLP
Baltimore, Maryland

The foregoing consent is in the form that will be signed upon the approval by the shareholders of the Company of a 3.803 for 1 stock split, as described in Note 14 to the financial statements.

/s/ Ernst & Young LLP
Baltimore, Maryland
September 1, 2005

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM